EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Brown-Forman Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated June 17, 2022, with respect to the consolidated financial statements and financial statement schedule of Brown-Forman Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of Brown-Forman Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended April 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
March 8, 2023